Exhibit 99. (A) (1)

ACCENTURE SCA	ACCENTURE INTERNATIONAL SARL
Offer to Redeem for Cash	Offer to Purchase for Cash

Up to 71,000,000 Class I Common Shares

at

$21.00 per share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON TUESDAY, OCTOBER 28, 2003, UNLESS

THE OFFER IS EXTENDED.

Accenture SCA, a Luxembourg partnership limited by shares, is offering to redeem in accordance with its Articles of Association, and Accenture International SARL, a Luxembourg private limited liability company and a wholly-owned subsidiary of Accenture SCA (“SARL”), is offering to purchase up to an aggregate of 71,000,000 Class I common shares, par value of €1.25 per share (the “Class I common shares”), of Accenture SCA at a price of $ 21.00 per share, in cash. We will deduct 3% of the gross proceeds to each tendering shareholder to cover our expenses in connection with the offer, with any excess being applied to fund Accenture’s share employee compensation trust. If more than 71,000,000 Class I common shares are tendered, Accenture SCA will redeem and SARL will purchase Class I common shares from tendering shareholders on a pro rata basis. Our offer is subject to the terms and conditions set forth in this tender offer and in the related shareholder communication (including instructions). We refer to this tender offer (including Accenture SCA’s offer to redeem and SARL’s offer to purchase) and the related shareholder communication, together with any amendments or supplements, as the “offer.” In this offer, we use the terms “we,” “us” and “our” to refer to Accenture SCA and its subsidiaries, including SARL.

We are offering to redeem or purchase a total of approximately 71,000,000 Class I common shares of the 960,593,350 Class I common shares outstanding (which number does not include issued shares held by Accenture SCA and its subsidiaries) as of the date of this offer. If your Class I common shares are subject to contractual restrictions on transfer, your ability to participate in the offer may be limited.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING

TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE

“THE OFFER––5. CONDITIONS TO THE OFFER.”

The Class I common shares are not listed on any stock exchange or quoted on any organized over-the-counter market.

YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO,

WHETHER TO TENDER YOUR SHARES FOR REDEMPTION OR PURCHASE AND HOW MANY

SHARES TO TENDER. WE MAKE NO RECOMMENDATION AS TO WHETHER YOU SHOULD

PARTICIPATE IN THE OFFER OR THE MANNER IN WHICH YOU SHOULD DO SO.

You should direct questions or requests for assistance or for additional copies of this tender offer or the shareholder communication (including instructions) to Accenture Global Partner Matters Group at partner.equity.application@accenture.com (+1-(312) 693-0195 or +1-(312) 693-1617 or +1-(312)693-7330).

September 30, 2003

We use the term “partner” in this tender offer to refer to the executive employees of Accenture with the “partner” title.

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QUESTIONS AND ANSWERS FOR SHAREHOLDERS

The following section answers some of the questions that you may have about this offer. However, it is only a summary. You should carefully read the remainder of this tender offer and the accompanying shareholder communication because the information in this summary is not complete and because there is additional important information in the remainder of this tender offer and the shareholder communication. See “The Offer” on page 12.

Q1.	Why are Accenture SCA and SARL making a tender offer for Accenture SCA’s shares?

A.	Accenture SCA and SARL are making a tender offer for an aggregate of 71,000,000 of Accenture SCA’s Class I common shares in connection with Accenture’s Share Management Plan, under which Accenture has implemented a program of regular share transactions by those Accenture partners and former partners and their permitted transferees who have agreed not to transfer until July 24, 2005 Accenture Ltd Class A common shares, Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares received from Accenture. Prior to the offer, Accenture partners and former partners and their permitted transferees who hold Class A common shares of Accenture Ltd were allowed to sell certain of their Class A common shares in an underwritten public offering registered under the U.S. Securities Act of 1933, as amended. See “Background and Purpose of the Offer—Accenture Share Management Plan” on page 9.

Q2.	Can I tender shares in the offer?

A.	The offer is available to all holders of Accenture SCA’s Class I common shares, who may choose to tender their Class I common shares for redemption by Accenture SCA in accordance with its Articles of Association or for purchase by SARL. However, your ability to participate in the offer may be limited to the extent that your Class I common shares are subject to contractual restrictions on transfer. See “Background and Purpose of the Offer—Accenture Share Management Plan” on page 9 and “The Offer—11. Voting Agreement and Transfer Rights Agreement—Transfer Rights Agreement” on page 23.

Q3.	How can I tender my shares in the offer?

A.	As a condition to participation in the offer, you or your duly authorized agent must have delivered to Accenture a properly completed power of attorney substantially in the form attached as an exhibit to the Schedule TO of which this tender offer forms a part. See “The Offer—5. Conditions of the Offer” on page 15. If you wish to tender any of your Class I common shares in the offer, you or your duly authorized agent, as the case may be, should complete, sign and deliver the shareholder communication in accordance with the attached instructions. See “The Offer—2. Procedures for Tendering Shares” on page 12.

Q4.	What is the shareholder communication?

A.	The shareholder communication is an instruction to the attorneys-in-fact under the above-mentioned power of attorney to effect a sale or redemption on your behalf. We will forward any shareholder communication that is delivered to us to the attorneys-in-fact. If you tender shares by delivery of a shareholder communication, the attorneys-in-fact have advised us that, at the time of the consummation of the offer, they will effect your tender as directed in the shareholder communication by delivering either a notice of election for redemption to Accenture SCA or by executing a share purchase agreement with SARL on your behalf. To indicate whether you would like Accenture SCA to redeem your shares or SARL to purchase your shares, please check the appropriate box on the shareholder communication. The tax consequences to you may differ depending upon the manner in which you participate in the offer. Accenture SCA will only redeem and SARL will only purchase your shares following the execution and delivery on your behalf of a notice of election for redemption or share purchase agreement by the attorneys-in-fact. The forms of the notice of election for redemption and the share purchase agreement are attached to this tender offer as Annex A and Annex B, respectively.

Q5.	Do I have to tender shares in the offer?

A.	No. You must make your own decision whether to tender shares and, if so, whether to tender your shares for redemption or purchase and how many shares to tender. We make no recommendation as to whether you should participate in the offer or the manner in which you should do so.

Q6.	What is the tender offer price?

A.	The tender offer price is $ 21.00 per share, which we will pay in cash. The tender offer price equals the initial public offering price per share sold by the Accenture partners and former partners and their permitted transferees who have sold Accenture Ltd Class A common shares in an underwritten public offering registered under the Securities Act in the current share transaction. However, we may change the terms of the offer prior to its completion, subject to SEC rules and regulations.

Q7.	Will I be charged any fees or commissions if I tender my shares in the offer?

A.	If you are a registered shareholder, you will not incur any brokerage fees or commissions.

If you tender shares by delivering a shareholder communication, the attorneys-in-fact have advised us that, at the time of the consummation of the offer, they will execute on your behalf a reimbursement agreement with Accenture Finance (Gibraltar) Limited, a wholly-owned subsidiary of SARL, pursuant to which we will deduct 3% of the gross proceeds to each tendering shareholder to cover our expenses in connection with the offer, with any excess being applied to fund Accenture’s share employee compensation trust. The form of the reimbursement agreement for shareholders that choose to have Accenture SCA redeem their shares is attached to this tender offer as Annex C and the form of the reimbursement agreement for shareholders that choose to have SARL purchase their shares is attached to this tender offer as Annex D. See “Background and Purpose of the Offer—Accenture Share Management Plan—Partner Payments” on page 11.

Q8.	Once I have tendered shares in the offer, can I withdraw my tendered shares?

A.	Yes. You may withdraw your tendered shares at any time before 12:00 midnight, New York City time, on the expiration date, unless we extend the offer, in which case you can withdraw your Class I common shares until the expiration date of the offer as extended. You may withdraw all of your tendered shares by submitting a new properly completed shareholder communication in which you tender zero shares. See “The Offer—3. Withdrawal Rights” on page 14.

Q9.	When will the tender offer be completed?

A.	We have set the expiration date for October 28, 2003, but we may change the terms or extend the term of the offer prior to its completion, subject to SEC rules and regulations. See “The Offer—6. Extension of the Offer; Termination; Amendments” on page 16.

Q10.	When will I get paid for the shares I tender in the offer?

A.	We will pay you promptly after the expiration of the offer. See “The Offer—4. Acceptance for Redemption or Purchase and Payment for Shares” on page 14.

Q11.	What will be the tax consequences of redeeming or selling Class I common shares in the offer?

A.	Your tax consequences will differ based on your circumstances, including what countries’ laws are applicable to you. Your tax consequences may also depend on whether you choose to have Accenture SCA redeem your shares or to have SARL purchase your shares.

For U.S. shareholders that choose to have Accenture SCA redeem their Class I common shares, the redemption of such shares will generally give rise to capital gain or loss measured by the difference between the amount received and your basis in the tendered shares. However, the U.S. federal income tax consequences of a sale by a U.S. shareholder of Class I common shares to SARL in the offer are uncertain, and no assurance can be given that a tendering shareholder who chooses this option will be entitled to recognize capital gain (or loss) on the sale, as described above in the case of a redemption. Accordingly, we anticipate that U.S. shareholders participating in the offer who desire capital gain treatment would choose to have their Class I common shares redeemed by Accenture SCA. You should consult with your tax advisor to help you determine what the tax consequences of a redemption or sale of your Class I common shares would be to you. The U.S. federal income tax consequences to U.S. shareholders who redeem or sell shares in the offer are described more fully under “The Offer–13. U.S. Federal Income Tax Considerations” on page 26.

For Australian shareholders that hold their Class I common shares on capital account and choose to have Accenture SCA redeem their Class I common shares, the redemption of such shares may be taxable in whole or in part as a deemed dividend distribution. Australian shareholders that choose to sell Class I common shares to SARL will generally be taxed in accordance with relevant capital gains tax regulations. Accordingly, we anticipate that Australian shareholders participating in the offer who desire capital gains treatment would likely choose to have their shares purchased by SARL. You should consult with your tax advisor to help you determine what the tax consequences of a redemption or sale of your Class I common shares would be to you. The Australian tax consequences of redeeming or selling shares in the offer are described more fully under “The Offer—15. Non-U.S. Tax Considerations—Australian Tax Consequences” on page 27.

For Danish shareholders that choose to have Accenture SCA redeem their Class I common shares, the redemption of such shares will generally be taxed on a distribution equivalent to two-thirds of the proceeds received. Danish shareholders that choose to sell Class I common shares to SARL will generally be taxed on the capital gain realized. Given current holding periods for the Class I common shares, we anticipate that Danish shareholders participating in the offer would likely choose to have their shares redeemed by Accenture SCA. You should consult with your tax advisor to help you determine what the tax consequences of a redemption or sale of your Class I common shares would be to you. The Danish tax consequences of redeeming or selling shares in the offer are described more fully under “The Offer–15. Non-U.S. Tax Considerations—Danish Tax Consequences” on page 28.

For French shareholders that choose to have Accenture SCA redeem their Class I common shares, the redemption of such shares will generally be treated as a deemed dividend distribution. French shareholders that choose to sell Class I common shares to SARL will generally be taxed in accordance with relevant capital gains tax regulations. Accordingly, we anticipate that French shareholders participating in the offer who desire capital gains treatment would likely choose to have their shares purchased by SARL. You should consult with your tax advisor to help you determine what the tax consequences of a redemption or sale of your Class I common shares would be to you. The French tax consequences of redeeming or selling shares in the offer are described more fully under “The Offer—15. Non-U.S. Tax Considerations—French Tax Consequences” on page 29.

For Italian shareholders that choose to have Accenture SCA redeem their Class I common shares, the redemption of such shares will generally be treated as a deemed dividend distribution. Italian shareholders that choose to sell Class I common shares to SARL will generally be taxed in accordance with relevant capital gains tax regulations. Accordingly, we anticipate that Italian shareholders participating in the offer who desire capital gains treatment would likely choose to have their shares purchased by SARL. You should consult with your tax advisor to help you determine what the tax consequences of a redemption or sale of your Class I common shares would be to you. The Italian tax consequences of redeeming or selling shares in the offer are described more fully under “The Offer—15. Non-U.S. Tax Considerations—Italian Tax Consequences” on page 29.

For Norwegian shareholders that choose to have Accenture SCA redeem their Class I common shares, the redemption of such shares will generally be taxed in accordance with relevant capital gains tax regulations. Norwegian shareholders that choose to sell Class I common shares to SARL will also be taxed in accordance with relevant capital gains tax regulations. Notwithstanding the foregoing, we anticipate that Norwegian shareholders participating in the offer would likely choose to have their shares purchased by SARL. You should consult with your tax advisor to help you determine what the tax consequences of a redemption or sale of your Class I common shares would be to you. The Norwegian tax consequences of redeeming or selling shares in the offer are described more fully under “The Offer—15. Non-U.S. Tax Considerations—Norwegian Tax Consequences” on page 30.

For Spanish shareholders that choose to have Accenture SCA redeem their Class I common shares, the redemption of such shares will generally be taxed in accordance with relevant capital gains tax regulations. Spanish shareholders that choose to sell Class I common shares to SARL would also be taxed in accordance with relevant capital gains tax regulations. Notwithstanding the foregoing, we anticipate that Spanish shareholders participating in the offer would likely choose to have their shares purchased by SARL. You should consult with your tax advisor to help you determine what the tax consequences of a redemption or sale of your Class I common shares would be to you. The Spanish tax consequences of redeeming or selling shares in the offer are described more fully under “The Offer—5. Non-U.S. Tax Considerations—Spanish Tax Consequences” on page 31.

For Swedish shareholders that choose to have Accenture SCA redeem their Class I common shares, the redemption of such shares will generally result in taxation as a capital gain, which will be taxed for the main part at earned income tax rates. Swedish shareholders that choose to sell Class I common shares to SARL will generally have their capital gain taxed at a slightly increased capital gains tax rate that is less than the earned income tax rate. Accordingly, we anticipate that Swedish shareholders participating in the offer who desire capital gains tax treatment would likely choose to have their shares purchased by SARL. You should consult with your tax advisor to help you determine what the tax consequences of a redemption or sale of your Class I common shares would be to you. The Swedish tax consequences of redeeming or selling shares in the offer are described more fully under “The Offer—15. Non-U.S. Tax Considerations—Swedish Tax Consequences” on page 32.

Tax matters in every country are complicated and may depend on your circumstances. You are strongly urged to consult with your tax advisor concerning the tax consequences to you of tendering your Class I common shares in the offer.

WE MAKE NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER OR AS TO WHETHER YOU SHOULD CHOOSE TO HAVE ACCENTURE SCA REDEEM YOUR SHARES OR TO HAVE SARL PURCHASE YOUR SHARES.

To the holders of Class I common shares of Accenture SCA:

SUMMARY OF TERMS OF THE OFFER

Accenture SCA hereby offers to redeem in accordance with its Articles of Association and SARL hereby offers to purchase up to an aggregate of 71,000,000 Class I common shares of Accenture SCA at a price of $ 21.00 per share. Class I common shareholders participating in the offer must choose to have their shares redeemed by Accenture SCA or purchased by SARL. If more than 71,000,000 Class I common shares are tendered, Accenture SCA will redeem and SARL will purchase Accenture SCA Class I common shares from tendering shareholders on a pro rata basis. The tender offer price equals the initial public offering price per share sold by the Accenture partners and former partners and their permitted transferees who have sold Accenture Ltd Class A common shares in an underwritten public offering registered under the Securities Act in the current share transaction.

The offer is subject to the terms and conditions set forth in this tender offer and the related shareholder communication, which is attached as an exhibit to the Schedule TO of which this tender offer forms a part. We refer to this tender offer (including both Accenture SCA’s offer to redeem and SARL’s offer to purchase) and the related shareholder communication, together with any amendments or supplements, as the “offer.”

Your ability to participate in the offer may be limited to the extent that your Class I common shares are subject to contractual restrictions on transfer. See “Background and Purpose of the Offer—Accenture Share Management Plan—Common Agreements—Accenture SCA Common Agreement” and “The Offer—11. Voting Agreement and Transfer Rights Agreement—Transfer Rights Agreement.”

If you tender Class I common shares, we will deduct 3% of your gross proceeds to cover our expenses in connection with the offer, with any excess being applied to fund Accenture’s share employee compensation trust.

The offer is not conditioned upon any minimum number of Class I common shares being tendered. It is, however, subject to other conditions. See “The Offer—5. Conditions of the Offer” on page 15.

YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, WHETHER TO TENDER YOUR SHARES FOR REDEMPTION OR PURCHASE AND HOW MANY SHARES TO TENDER. WE MAKE NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER OR THE MANNER IN WHICH YOU SHOULD DO SO.

We recommend that you consider your own personal financial situation and the tax consequences to you when deciding whether or not, and if so, to what extent and in what manner, to participate in the offer, including, among other factors:

•	your inability under Accenture SCA’s Articles of Association to transfer Class I common shares without our consent at any time and any contractual limitations on transfer and/or redemption to which your Class I common shares are subject;

•	the concentration of your assets in our shares and whether you want to diversify your investment portfolio;

•	your level of indebtedness;

•	your liquidity needs; and

•	your expectation of our future performance, considering all potential business and market factors, including those discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended August 31, 2002, which we have filed with the SEC.

We recommend that you discuss this decision with your personal financial and tax advisors. You and your tax advisor should determine whether your tax liability for any disposal of your shares in the offer would be materially different depending upon whether the disposition of your Class I common shares is effected as a redemption by Accenture SCA or as a sale to SARL. See “The Offer—1. Terms of the Offer.”

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

Accenture SCA is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, under the Exchange Act, files annual, quarterly and current reports and other information with the SEC. You may read and copy any documents filed by Accenture SCA at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC in the United States at 1-800-SEC-0330 for further information about the public reference room. Accenture SCA’s filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

You may also request a copy of those materials, free of cost, by writing or telephoning us at the following address:

Investor Relations

Accenture

1345 Avenue of the Americas

18th Floor

New York, New York 10105

Telephone:	+1 (877) ACN-5659 in the
United States and Puerto Rico
+1 (703) 797-1711 outside the
United States and Puerto Rico

This tender offer is part of a Tender Offer Statement on Schedule TO, which we filed with the SEC pursuant to Section 13(e) of the Exchange Act and the rules and regulations thereunder.

FORWARD-LOOKING INFORMATION

We make forward-looking statements in this tender offer and in the documents we have filed with the SEC that you may access.

Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. The reasons for this include changes in general economic and political conditions, including fluctuations in exchange rates, and the factors discussed in Accenture SCA’s Annual Report on Form 10-K for the fiscal year ended August 31, 2002 under the heading “Risk Factors.”

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this tender offer or that may be made elsewhere from time to time by, or on behalf of, us.

GENERAL

If you wish to tender any of your Class I common shares, you should complete, sign and deliver the shareholder communication in accordance with the instructions provided.

YOU MUST PROPERLY COMPLETE AND DELIVER THE SHAREHOLDER COMMUNICATION IN ORDER TO EFFECT A VALID TENDER OF YOUR CLASS I COMMON SHARES.

Whether or not you are a current Accenture partner, you should direct questions and requests for assistance to:

Accenture Global Partner Matters Group

partner.equity.application@accenture.com	+1-(312) 693-0195,
+1-(312) 693-1617 or +1-(312) 693-7330

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY RECOMMENDATION OR REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS TENDER OFFER OR IN THE SHAREHOLDER COMMUNICATION. IF GIVEN OR MADE, YOU MUST NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

The offer is not being made to, nor will we accept any tender of Class I common shares from or on behalf of, shareholders in any jurisdiction in which the making of the offer or the acceptance of any tender of Class I common shares would not comply with the laws of such jurisdiction. In our discretion, however, we may take such action as we deem necessary for us to make the offer in any such jurisdiction and extend the offer to shareholders in such jurisdiction.

ACCENTURE

Accenture is one of the world’s leading management consulting, technology services and outsourcing organizations. Our business consists of using our industry and business-process knowledge, our service offering expertise and our insight into and access to existing and emerging technologies to identify new business and technology trends and formulate and implement solutions for clients under demanding time constraints. We help clients around the world identify and enter new markets, increase revenues in existing markets, improve operational performance and deliver their products and services more effectively and efficiently.

Accenture SCA was organized in 2000 under the laws of Luxembourg and maintains a registered office in Luxembourg at 1 rue Guillaume Kroll, L-1882, Luxembourg. SARL was organized in 2000 under the laws of Luxembourg and maintains a registered office at 1 rue Guillaume Kroll, L-1882, Luxembourg. Our telephone number in Luxembourg is (352) 26-42-35-00. Accenture also has major offices in the world’s leading business centers, including New York, Chicago, Dallas, Los Angeles, San Francisco, London, Frankfurt, Madrid, Milan, Paris, Sydney and Tokyo.

Accenture SCA is a subsidiary of Accenture Ltd. Accenture Ltd is a Bermuda holding company with no material assets other than Class I and Class II common shares in Accenture SCA. Accenture Ltd’s only business is to hold these shares and to act as the sole general partner of Accenture SCA. Accenture Ltd owns a majority voting interest in Accenture SCA. As the general partner of Accenture SCA and as a result of Accenture Ltd’s majority voting interest in Accenture SCA, Accenture Ltd controls Accenture SCA’s management and operations and consolidates Accenture SCA’s results in its financial statements. Accenture operates its business through subsidiaries of Accenture SCA. Accenture SCA reimburses Accenture Ltd for its expenses but does not pay Accenture Ltd any fees.

Prior to our transition to a corporate structure in fiscal 2001, we operated as a series of related partnerships and corporations under the control of our partners. In connection with our transition to a corporate structure, our partners generally exchanged all of their interests in these partnerships and corporations for Accenture Ltd Class A common shares or, in the case of partners in certain countries, Accenture SCA Class I common shares or exchangeable shares issued by Accenture Canada Holdings Inc., an indirect subsidiary of Accenture SCA. Generally, partners who received Accenture SCA Class I common shares or Accenture Canada Holdings exchangeable shares also received a corresponding number of Accenture Ltd Class X common shares which entitle their holders to vote at Accenture Ltd shareholders’ meetings but do not carry any economic rights.

Subject to contractual transfer restrictions, Accenture SCA is obligated, at the option of the holder,

to redeem any outstanding Accenture SCA Class I common share at any time at a redemption price per share generally equal to the market price of an Accenture Ltd Class A common share at the time of the redemption. Accenture SCA may, at its option, pay this redemption price with cash or by delivering Accenture Ltd Class A common shares on a one-for-one basis. In addition, each of our partners in the United States, Australia and Norway has agreed that we may cause that partner to exchange that partner’s Accenture SCA Class I common shares for Accenture Ltd Class A common shares on a one-for-one basis if Accenture Ltd holds more than 40% of the issued share capital of Accenture SCA and we receive a satisfactory opinion from counsel or a professional tax advisor that such exchange should be without tax cost to that partner. This one-for-one redemption price and exchange ratio will be adjusted if Accenture Ltd holds more than a de minimis amount of assets (other than its interest in Accenture SCA and assets it holds only transiently prior to contributing them to Accenture SCA) or incurs more than a de minimis amount of liabilities (other than liabilities for which Accenture SCA has a corresponding liability to Accenture Ltd). We have been advised by our legal advisors in Luxembourg that there is no relevant legal precedent in Luxembourg quantifying or defining the term “de minimis.” In the event that a question arises in this regard, we expect that management will interpret “de minimis” in light of the facts and circumstances existing at the time in question. Accenture Ltd does not intend to hold any material assets other than its interest in Accenture SCA or to incur any material liabilities such that this one-for-one redemption price and exchange ratio would require adjustment and will disclose any change in its intentions that could affect this ratio. In order to maintain Accenture Ltd’s economic interest in Accenture SCA, Accenture Ltd will acquire additional Accenture SCA common shares each time it issues additional Accenture Ltd Class A common shares.

BACKGROUND AND PURPOSE OF THE OFFER

Accenture Share Management Plan

Accenture recognizes the need to address three important objectives related to the ownership of Accenture Ltd Class A common shares: increased public float, broader ownership of the Accenture Ltd Class A common shares and the orderly entry of Accenture Ltd Class A common shares into the market. Accenture also recognizes the needs of Accenture partners to diversify their portfolios and to achieve additional liquidity over time. To balance these objectives, and to effectively incentivize Accenture’s current and future partners, since the first half of 2002 Accenture has implemented a number of arrangements, which we refer to collectively as the Accenture Share Management Plan. These arrangements include the components described below.

Common Agreements

Accenture Ltd Common Agreement

Accenture Ltd and certain of the covered persons under the voting agreement described below under “The Offer—11. Voting Agreement and Transfer Rights Agreement—Voting Agreement” have entered into a common agreement, and each other person who becomes a partner in the future will be required to enter into the common agreement, under which each such covered person agrees not to transfer any of his or her covered shares under the voting agreement until July 24, 2005, except:

•	to participate as a seller in underwritten public offerings, share repurchases, sales or redemptions or other transactions, in each case as approved in writing by Accenture Ltd; and/or

•	to estate and/or tax planning vehicles, family members and charitable organizations that become bound by the terms of the common agreement, in each case as approved in writing by Accenture Ltd as further described below under “—Approved Family and Charitable Transfers.”

Notwithstanding these limitations, a covered person may (1) exchange Accenture Canada Holdings exchangeable shares for Accenture Ltd Class A common shares and (2) pledge his or her covered shares subject to the terms described under “The Offer—11. Voting Agreement and Transfer Rights Agreement—Voting Agreement—Transfer Restrictions” below. These limitations are not affected by a covered person’s retirement status.

Partners and former partners party to the voting agreement continue to be subject to the voting agreement, including provisions that require covered persons to comply with share transfer restrictions imposed by Accenture from time to time in connection with offerings of Accenture Ltd securities, whether or not they enter into the Accenture Ltd common agreement.

Accenture SCA Common Agreement

Accenture SCA and certain of the covered persons under the transfer rights agreement described below under “The Offer—11. Voting Agreement and Transfer Rights Agreement—Transfer Rights Agreement” have entered into a common agreement under which each such covered person agrees not to transfer any of his or her covered shares under the transfer rights agreement until July 24, 2005, except:

•	to participate as a seller in underwritten public offerings, share repurchases, sales or redemptions or other transactions, in each case as approved in writing by Accenture SCA or Accenture Ltd; and/or

•	to estate and/or tax planning vehicles, family members and charitable organizations that become bound by the terms of the common agreement, in each case as approved in writing by Accenture SCA or Accenture Ltd as further described below under “—Approved Family and Charitable Transfers.”

Notwithstanding these limitations, (1) a covered person may redeem Accenture SCA Class I common shares, provided that any securities that may be received by such covered person in respect of such redemption shall be subject to the above-described restrictions on transfer and (2) at any time after May 31, 2004, covered persons may require Accenture SCA to redeem their Class I common shares for a redemption price per share generally equal to the lower of the market price of an Accenture Ltd Class A common share and $1, and a covered person may pledge his or her covered shares, in each case subject to the terms described under “The Offer—11. Voting Agreement and Transfer Rights Agreement—Transfer Rights Agreement—Transfer Restrictions” below. These limitations are not affected by a covered person’s retirement status.

Accenture expects that any transfers described above will be approved under Accenture SCA’s Articles of Association.

Partners and former partners party to the transfer rights agreement continue to be subject to the transfer rights agreement, whether or not they enter into the Accenture SCA common agreement.

Approved Family and Charitable Transfers

Accenture has approved and intends to continue to approve estate and/or tax planning strategies that will allow the value of a partner’s shares to be transferred to a partner’s heirs or charitable donees in tax efficient manners directly or indirectly through tax planning vehicles which may reduce estate, gift, wealth or income taxes of either the partner or the recipient of the shares. Accenture expects these strategies to be implemented with minimal involvement or expense by Accenture. Partners wishing to use these approved family and charitable transfers will be required to work with identified local tax and legal advisors to assure that the transfers comply with Accenture’s requirements.

Accenture has imposed and intends to continue to impose conditions on these transfers, such as requiring that (1) any transferee be bound by the transfer restrictions of the common agreements, the voting agreement and/or the transfer rights agreement, as applicable, or comparable provisions and restrictions, (2) sole voting power over transferred shares be retained by partners, and (3) Accenture be indemnified for any legal or tax liability arising from the use of the approved family and charitable transfer. Approved family and charitable transfers will only be permitted to the extent that such transfers do not impair the required collateral of shares previously pledged by partners pursuant to the applicable non-competition agreement such partner has entered into with Accenture.

Quarterly Partner Share Transactions

Commencing in the first quarter of fiscal 2003, Accenture has been affording partners and former partners and their permitted transferees who are bound by the transfer restrictions of the common agreements or comparable provisions and restrictions with regular opportunities to sell or redeem their shares. These transactions have included sales of Accenture Ltd Class A common shares in accordance with the manner of sale provisions of Rule 144 under the Securities Act by the holders of these shares and redemptions and repurchases by Accenture of Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares from the holders of those shares. These redemptions and repurchases have been at ratable volume levels and equivalent price levels with the sales of Class A common shares. Accenture expects to continue to enable these partner share transactions at increased volume levels. To be eligible for these opportunities, the transfer restrictions in the voting agreement or transfer rights agreement applicable to such shares must no longer be in effect. The number of covered shares a partner, former partner or permitted transferee may be permitted to sell or redeem will be reduced by the number of covered shares sold in any prior underwritten public offering or quarterly partner share transaction in that annual period.

Partner Payments

Accenture expects that Accenture partners and former partners and their permitted transferees will pay to Accenture, any time they sell shares in Accenture-approved underwritten public offerings, an amount equal to 3% of the gross proceeds from the sale of the shares, less the amount of any underwriting discount. Similarly, Accenture partners and former partners and their permitted transferees participating in any quarterly share transactions will pay to Accenture an amount equal to 3 1/2% of the gross proceeds, less any brokerage costs. Accenture will apply these amounts to cover our expenses in connection with these transactions, with any excess being applied to fund the Accenture share employee compensation trust.

If you tender shares by delivery of a shareholder communication, the attorneys-in-fact have advised us that, at the time of the consummation of the offer, they will execute on your behalf a reimbursement agreement with Accenture Finance (Gibraltar) Limited, a wholly-owned subsidiary of SARL, pursuant to which we will deduct the 3% payment. The form of the reimbursement agreement for shareholders that choose to have Accenture SCA redeem their shares is attached to this tender offer as Annex C and the form of the reimbursement agreement for shareholders that choose to have SARL purchase their shares is attached to this tender offer as Annex D.

Share Employee Compensation Trust

In order to preserve Accenture’s partnership culture and sense of stewardship, we have created a share employee compensation trust to provide select Accenture employee benefits, such as equity awards to future partners. The trust is consolidated in our financial statements.

The Offer

The offer is a part of Accenture’s Share Management Plan. Accenture has lifted the contractual share transfer restrictions to allow partners and former partners and their permitted transferees holding Accenture Ltd Class A common shares to sell limited quantities of these shares in an underwritten public offering registered under the Securities Act. Accenture is lifting the contractual share transfer restrictions to allow partners and former partners and their permitted transferees holding Accenture SCA Class I common shares to redeem or sell such shares in the offer. Accenture intends to satisfy these redemptions and sales by paying cash in a per share amount of $21.00, which is equal to the initial public offering price per share for the public offering of the Accenture Ltd Class A common shares.

THE OFFER

1.   Terms of the Offer.    Upon the terms and subject to the conditions of the offer, Accenture SCA will redeem or SARL will purchase up to an aggregate of 71,000,000 of Accenture SCA’s Class I common shares at an offer price of $21.00 per share in cash. If more than 71,000,000 Class I common shares are tendered, Accenture SCA will redeem and SARL will purchase Class I common shares from tendering shareholders on a pro rata basis. If proration is required, we will determine the final proration factor promptly after the expiration date. Proration for each shareholder tendering Class I common shares will be based on the ratio of the number of shares tendered by each shareholder to the total number of shares tendered by all shareholders (including those tendered for redemption by Accenture SCA and those tendered for purchase by SARL). This ratio will be applied to determine the number of Class I common shares that Accenture SCA will redeem or SARL will purchase, as applicable, from each tendering shareholder. The tender offer price equals the initial public offering price per share sold by the Accenture partners and former partners and their permitted transferees who have sold Accenture Ltd Class A common shares in an underwriten public offering registered under the Securities Act in the current share transaction. Accenture SCA is redeeming the Class I common shares in accordance with Article 7 of the Accenture SCA Articles of Association.

The term “expiration date” means 12:00 midnight, New York City time, on October 28, 2003, unless we extend the offer. If we extend the offer, the term “expiration date” will mean the date and time to which we extend it. We describe our right to extend the offer, and to delay, terminate or amend the offer, in Section 6.

Subject to applicable SEC regulations, we reserve the right to change the terms of the offer. If:

(1)	we increase the number of Class I common shares that we will accept in the offer by more than 2% of the outstanding Class I common shares, decrease the number of Class I common shares that we may accept in the offer or change the offer price;

and

(2)	the offer is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease,

then we will extend the offer until the expiration of that ten business day period. “Business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Other material amendments to the offer may require us to extend the offer for a minimum of five business days, and we will need to amend the Schedule TO of which this tender offer forms a part for any material changes in the facts set forth in the Schedule TO.

All Class I common shares that Accenture SCA redeems or SARL purchases in the offer will be redeemed or purchased at the offer price.

If each of the conditions set forth in Section 5 are satisfied or waived prior to the expiration of the offer, Accenture SCA will redeem all Class I common shares validly tendered for redemption at the offer price, and SARL will purchase all Class I common shares validly tendered for purchase at the offer price, up to an aggregate of 71,000,000 Class I common shares. If any of the conditions is not satisfied or waived prior to the expiration of the offer, we will not complete the offer. (Notwithstanding the other terms of the offer, we will not be required to accept for redemption or purchase and payment or to redeem or purchase any Class I common shares that we have accepted for redemption or purchase and payment if it would be illegal for us to do so under applicable law.)

2.   Procedures for Tendering Shares.    Proper Tender of Shares.    In order for your Class I common shares to be validly tendered in the offer, we must receive a properly completed and executed shareholder communication delivered in accordance with the attached instructions, at or before 12:00 midnight, New York

City time, on the expiration date. The shareholder communication will provide, among other things, the opportunity for tendering shareholders to choose to have their Class I common shares redeemed by Accenture SCA or purchased by SARL.

The shareholder communication is an instruction to the attorneys-in-fact under the power of attorney that you or your duly authorized agent must have delivered as a condition to participation in the offer. See “—5. Conditions of the Offer.” We will forward any shareholder communication that is delivered to us to the attorneys-in-fact. If you tender shares by delivery of a shareholder communication, the attorneys-in-fact have advised us that, at the time of the consummation of the offer, they will effect your tender as directed in the shareholder communication by delivering a notice of election for redemption to Accenture SCA or by executing a share purchase agreement with SARL on your behalf. To indicate whether you would like Accenture SCA to redeem your shares or SARL to purchase your shares, please check the appropriate box on the shareholder communication. The tax consequences to you may differ depending upon the manner in which you participate in the offer. Accenture SCA will only redeem and SARL will only purchase your shares following the execution and delivery on your behalf of a notice of election for redemption or share purchase agreement by the attorneys-in-fact. The forms of the notice of election for redemption and the share purchase agreement are attached to this tender offer as Annex A and Annex B, respectively.

If your Class I common shares are subject to the transfer restrictions of the Accenture SCA common agreement, Accenture will advise you of the number of shares for which it will approve the transfer in connection with the offer. See “Background and Purpose of the Offer—Accenture Share Management Plan—Common Agreements—Accenture SCA Common Agreement.”

Payment for Class I common shares tendered and redeemed or purchased pursuant to the offer will be made only after we timely receive your properly completed and executed shareholder communication. We will pay the offer price for those Class I common shares to you by depositing the proceeds with Wachovia Bank, National Association. Wachovia Bank will act as paying agent and will transmit to you the payment for all of your shares accepted for payment. If you have not previously provided Wachovia Bank with payment instructions, Wachovia Bank will hold the proceeds on your behalf pending receipt by Wachovia of your payment instructions. Wachovia Bank may be contacted at +1-(800) 326-7307 from the U.S. or at +1-(704) 427-4942 from outside the U.S. We will not pay interest on the offer price of the Class I common shares, regardless of any extension of the offer or any delay in making such payment.

The method by which you deliver your completed shareholder communication is at your option and risk. Please see the instructions included with the shareholder communication delivered to you by Accenture and attached as an exhibit to the Schedule TO of which this tender offer forms a part. You should allow sufficient time to ensure that we receive your shareholder communication at or before 12:00 midnight, New York City time, on the expiration date.

U.S. Federal Income Tax Backup Withholding.    Any tendering shareholder who has not already provided us with an accurate and complete Form W-9 or substitute form (in the case of a U.S. shareholder) or Form W-8BEN (in the case of a non-U.S. shareholder) must fill out and return to us the appropriate form, which is available from Accenture Global Partner Matters Group, who may be contacted at the numbers on the last page of this tender offer. These forms have also been filed as exhibits to the Schedule TO of which this tender offer forms a part. If you do not provide us with the appropriate form, and you do not already have an accurate and complete form on file with us, you will be subject to U.S. federal backup withholding of up to 28% of the gross proceeds paid to you pursuant to the offer. The U.S. federal income tax consequences of backup withholding are described more fully in this tender offer under “—13. U.S. Federal Income Tax Considerations—Backup Withholding” on page 26.

Determination of Validity, Rejection of Shares, Waiver of Defects, Notice of Defects.    We will determine, in our sole discretion, all questions as to the number of Class I common shares to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for redemption or purchase of any tender of Class I common shares. Our determination will be final and binding on all parties. We reserve the right to reject any or all tenders of Class I common shares we determine not to be in proper form or the acceptance for redemption or purchase of or payment for which may be unlawful. We also reserve the right to waive any or all of the conditions of the offer, subject to applicable law and regulations, or any defect or irregularity in any tender of Class I common shares. Our interpretation of the terms of the offer, including the conditions thereto and the instructions to the shareholder communication, will be final and binding. No tender of Class I common shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defect or irregularity in connection with tenders must be cured within such time as we may determine. None of Accenture SCA, SARL or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

Tender Constitutes an Agreement.    The tender of Class I common shares will constitute a binding agreement between the tendering shareholder and us upon the terms, and subject to the conditions, of the offer. Your tender of Class I common shares will constitute your acceptance of the terms and conditions of the offer, including the offer price and the deduction by Accenture of the 3% partner payment.

3.   Withdrawal Rights.    You may withdraw tendered Class I common shares at any time before  12:00 midnight, New York City time, on the expiration date, unless we extend the offer, in which case you can withdraw your Class I common shares until the expiration of the offer as extended. You may also withdraw tendered Class I common shares after the expiration of 40 business days from the commencement of the offer. For a withdrawal to be effective, we must receive a new properly completed shareholder communication including revised information (which may include a tender of zero Class I common shares) before the expiration date. Please see the instructions to the shareholder communication to determine the manner in which you may deliver a revised shareholder communication. We will not accept oral notices of withdrawal.

We will determine all questions as to the form and validity, including time of receipt, of shareholder communications. Our determination will be final and binding. None of Accenture SCA, SARL or any other person will be obligated to give you any notice of any defects or irregularities in any shareholder communication, and neither we nor they will incur any liability for failure to give any such notice. Any Class I common shares properly withdrawn will be deemed not tendered for purposes of the offer. You may re-tender withdrawn Class I common shares at or before 12:00 midnight, New York City time, on the expiration date by again following the procedures described in Section 2.

If we extend the offer, or if we are delayed in our redemption or purchase of Class I common shares or unable to redeem or purchase Class I common shares in the offer for any reason, then, subject to applicable law, we may retain all tendered Class I common shares on our behalf, and the Class I common shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 3. Our reservation of our right to delay redemption or purchase of any Class I common shares is subject to provisions of the Securities Exchange Act that provide that an issuer making a tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

4.   Acceptance for Redemption or Purchase and Payment for Shares.    Upon the terms and subject to the conditions of the offer, we will accept for redemption or purchase and payment, promptly after the expiration date, up to an aggregate of 71,000,000 Class I common shares. If more than 71,000,000 Class I common shares are tendered, Accenture SCA will redeem and SARL will purchase Class I common shares from tendering shareholders on a pro rata basis. If proration is required, we will determine the final proration factor promptly after the expiration date. Proration for each shareholder tendering Class I common shares will be based on the ratio of the number of shares tendered by each shareholder to the total number of shares tendered by all shareholders (including those tendered for redemption by Accenture SCA and those tendered for purchase by SARL). This ratio will be applied to determine the number of Class I common shares that Accenture SCA will redeem or SARL will purchase, as applicable, from each tendering shareholder.

We will not accept Class I common shares tendered in the offer unless and until the conditions specified in Section 5 have been satisfied or waived prior to the expiration of the offer. (Notwithstanding the other terms of the offer, we will not be required to accept for redemption or purchase and payment or to redeem or purchase any Class I common shares that we have accepted for redemption or purchase and payment if it would be illegal for us to do so under applicable law.)

WE WILL NOT PAY INTEREST BY REASON OF ANY DELAY IN PAYING FOR ANY CLASS I COMMON SHARES OR OTHERWISE. In addition, in some cases, we may not be obligated to redeem or purchase Class I common shares pursuant to the offer.

5.   Conditions of the Offer.    As a condition to participation in the offer, you or your duly authorized agent must have delivered to Accenture a properly completed power of attorney substantially in the form attached as an exhibit to the Schedule TO of which this tender offer forms a part. This condition has been included for the purpose of facilitating the transactions contemplated by the offer and simplifying the execution process for tendering shareholders. By way of example, Accenture SCA’s Articles of Association require that a notice of election for redemption be irrevocable; the power of attorney procedure allows the attorneys-in-fact to deliver a notice of election for redemption on behalf of a tendering shareholder only after the expiration date at the time of the consummation of the offer. If you or your duly authorized agent have not delivered a power of attorney, please contact Accenture Global Partner Matters at the numbers on the last page of this tender offer.

Notwithstanding the other terms of the offer, we will not be required to accept for redemption or purchase and payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Class I common shares, and we may amend or terminate the offer, if any of the following events have occurred on or prior to the expiration date of the offer:

•	Accenture Ltd shall not have received at least $250 million from the sale of the 12,300,000 Accenture Ltd Class A common shares subject to the over-allotment option exercised by the underwriters in connection with the underwritten public offering of the Accenture Ltd Class A common shares in the current share transaction (which sale is scheduled to be consummated on October 1, 2003);

•	there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, that challenges the making of or the consummation of the transactions contemplated by the offer;

•	any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our judgment, would or might prohibit, prevent, restrict or delay consummation of the offer; or

•	there shall have occurred or be likely to occur any event that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the offer, or is reasonably likely to result in a material adverse change in the business condition (financial or otherwise), income, operations, share ownership (other than this tender offer) or prospects of Accenture SCA and its subsidiaries, including SARL.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them. Subject to any applicable rules and regulations of the SEC, we may waive them, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our discretion, whether or not we waive any other condition of the offer. All conditions must be satisfied or waived prior to the expiration of the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances, although to the extent we waive a condition with respect to one tender offer of shares we will waive that condition for all other tenders as well. Each of these rights will be deemed an ongoing right that we may assert at any time and from time to time. Any determination we make concerning the conditions or events described in this Section 5 will be final and binding upon all persons.

Notwithstanding the other terms of the offer, we will not be required to accept for redemption or purchase and payment or to redeem or purchase any Class I common shares that we have accepted for redemption or purchase and payment if it would be illegal for us to do so under applicable law.

6.   Extension of the Offer; Termination; Amendments.    Upon the terms of the offer, Accenture SCA will accept for redemption all Class I common shares validly tendered for redemption and not withdrawn and SARL will accept for purchase all Class I common shares validly tendered for purchase and not withdrawn, in each case by 12:00 midnight, New York City time, on October 28, 2003, or if we extend the offer, the latest date and time to which the offer is extended. We reserve the right to extend the offer on a daily basis or for any period or periods we may determine in our discretion from time to time by advising all Class I common shareholders of such extension in the same manner by which we provided you with this tender offer or by press release. During any extension of the offer, all Class I common shares previously tendered and not withdrawn will remain subject to the offer.

We also reserve the right:

•	to delay redemption or purchase and payment for any Class I common shares not redeemed or purchased and paid for, or to terminate the offer and not to accept for redemption or purchase and payment any Class I common shares, upon the occurrence of any of the conditions specified in Section 5 above; or

•	at any time or from time to time, to amend the offer, including increasing or decreasing the number of Class I common shares we may redeem or purchase, or increasing or decreasing the price per Class I common share we may pay in the offer.

If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

Our reservation of the right to delay payment for Class I common shares that we have accepted for redemption or purchase is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If:

(1)	we increase the number of Class I common shares that we will accept in the offer by more than 2% of the outstanding Class I common shares, decrease the number of Class I common shares that we may accept in the offer or change the offer price,

and

(2)	the offer is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease,

then we will extend the offer until the expiration of that ten business day period. Other material amendments to the offer may require us to extend the offer for a minimum of five business days, and we will need to amend this Schedule TO of which this tender offer forms a part for any material changes in the facts set forth in the Schedule TO.

7.   Certain Effects of the Offer.    Accenture SCA will retain the Class I common shares it redeems in the offer and SARL will retain the Class I common shares it purchases in the offer.

The Class I common shares are registered under the Exchange Act, which requires that Accenture SCA furnish certain information to its shareholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of its shareholders. Accenture SCA’s redemption and SARL’s purchase of Class I common shares in the offer will not result in the Class I common shares becoming eligible for deregistration under the Exchange Act.

After the consummation of the offer, Accenture Ltd will redeem the Accenture Ltd Class X common shares held by the shareholders whose Class I common shares are redeemed or purchased in the offer for a redemption price equal to the par value of the Class X common shares, or $0.0000225 per share, in a number corresponding to the number of Class I common shares redeemed by Accenture SCA or purchased by SARL pursuant to this tender offer.

8.   Price Range of Shares.    Market Information.    There is no established public trading market for the Accenture SCA Class I common shares. The Accenture SCA Class I common shares will not be listed on any exchange and we expect that the restrictions on transferability described above under “Background and Purpose of the Offer—Accenture Share Management Plan—Common Agreements” and below under “—11. Voting Agreement and Transfer Rights Agreement” will preclude the Class I common shares from being quoted by any securities dealer or traded in any market inclusive of the over-the-counter market.

Under Accenture SCA’s Articles of Association, Accenture SCA is obligated, at the option of the holder, to redeem any outstanding Accenture SCA Class I common share at any time at a redemption price per share generally equal to the market price of an Accenture Ltd Class A common share at the time of redemption or, alternatively, holders may agree with Accenture SCA to redeem Class I common shares at another price or for other consideration. By tendering Class I common shares for redemption in the offer, you will agree that the shares are to be redeemed for cash at the offer price.

Trading in the Accenture Ltd Class A common shares commenced on the New York Stock Exchange on July 19, 2001 under the symbol “ACN.” The table below sets forth, on a per share basis for the periods indicated, the high and low sale prices for the Class A common shares as reported by the New York Stock Exchange.

	Price Range
	High	Low
Fiscal Year 2002
First Quarter	$22.75	$11.61
Second Quarter	$28.34	$22.50
Third Quarter	$30.50	$19.50
Fourth Quarter	$20.99	$13.70
Fiscal Year 2003
First Quarter	$19.65	$11.30
Second Quarter	$20.47	$14.48
Third Quarter	$17.54	$13.45
Fourth Quarter	$22.00	$16.25
Fiscal Year 2004
First Quarter (through September 26)	$23.92	$21.00

The closing sale price of Class A common shares as reported by the New York Stock Exchange on September 26, 2003 was $22.01. As of September 23, 2003, there were 2,916 holders of record of the Class A common shares.

Holders.    There are 960,593,350 Accenture SCA Class I common shares outstanding (which number does not include 10,700,104 issued shares held by Accenture SCA and its subsidiaries). As of September 23, 2003, there were 1,809 holders of record of the Accenture SCA Class I common shares.

9.   Source and Amount of Funds.    Accenture SCA is offering to redeem and SARL is offering to purchase up to an aggregate of 71,000,000 Class I common shares. Based on the offer price, we will pay a total of approximately $1,491,000,000 to redeem and purchase these shares, assuming that all Class I common shares that we will accept in the offer are tendered for redemption or purchase. However, Class I shareholders may choose to tender less than all of Class I common shares that we are offering to redeem or purchase.

We expect to fund the offer entirely with available cash on hand that is held directly or indirectly through SARL.

10.   Recent Transactions and Interests in Class I Common Shares.

Recent Transactions

Set forth below is a description of all transactions involving Class I common shares by Accenture Ltd, the general partner of Accenture SCA, Accenture SCA and SARL during the 60 days before the date of this tender offer.

On August 29, September 3, September 12, September 23 and September 29, 2003, wholly-owned subsidiaries of Accenture SCA transferred and Accenture SCA issued an aggregate of 54,989,001 Class I common shares to Accenture Ltd in connection with the issuances by Accenture Ltd of an aggregate of 54,989,001 of its Class A common shares.

On September 8, 2003, in connection with an Accenture quarterly partner share transaction, Accenture SCA redeemed an aggregate of 4,789,850 Class I common shares and Accenture International SARL purchased an aggregate of 1,729,682 Class I common shares from Accenture partners and former partners and their permitted transferees for $19.91 per share (excluding 3 1/2% partner payments).

On September 19, 2003, a wholly-owned subsidiary of Accenture SCA purchased an aggregate of 70,182 Class I common shares from heirs of a former partner for proceeds of $1,589,973.21.

Interests in Class I Common Shares

The following table sets forth, as of September 26, 2003, information regarding beneficial ownership of Accenture SCA Class I common shares held by (1) Accenture Ltd, the general partner of Accenture SCA, (2) each of Accenture Ltd’s directors and executive officers, (3) all of Accenture Ltd’s directors and executive officers as a group, (4) each of the managers of SARL and (5) all of SARL’s managers as a group. To our knowledge, except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to the shares beneficially owned by them. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after September 26, 2003. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days after September 26, 2003 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Accenture SCA Class I common shares
	shares beneficially owned		% of shares beneficially owned
Accenture Ltd (1)	465,501,053		48.5%

Directors and executive officers of Accenture Ltd (1):
Joe W. Forehand	1,406,889	(2)	*	%
Stephan A. James	1,148,676	(3)	*
Steven A. Ballmer	—		—
Dina Dublon	—		—
Karl-Heinz Flöther	—		—
Joel P. Friedman	810,257		*
William D. Green	1,000,947		*
Robert I. Lipp	—		—
Blythe J. McGarvie	—		—
Sir Mark Moody-Stuart	—		—
Masakatsu Mori	—		—
Wulf von Schimmelmann	—		—
Jackson L. Wilson, Jr.	1,078,199	(4)	*
R. Timothy S. Breene	828,498	(5)	*
Joellin Comerford	824,804		*
William C. Copacino	779,041		*
Pamela J. Craig	711,267	(6)	*
Mark Foster	—		—
Gregg G. Hartemayer	950,191		*
David R. Hunter	899,405		*
Jose Luis Manzanares	883,273		*
Michael G. McGrath	1,057,938		*
Gill Rider	—		—
Stephen J. Rohleder	692,999		*
David Thomlinson	—		—
Douglas G. Scrivner	739,421		*
Mary A. Tolan	761,195	(7)	*
Carlos Vidal	848,488		*
Diego Visconti	870,582		*
Harry L. You	—		—

All directors and executive officers of Accenture Ltd as a group	16,292,070		1.7%

Managers of Accenture International SARL (8)
N. James Shachoy	370,000		*	%
Michael E. Hughes	423,000		*

All managers of Accenture International SARL as a group	793,000		*	%

*	Less than 1% of Accenture SCA Class I common shares outstanding.
(1)	The address Accenture Ltd and for each of the directors and executive officers of Accenture Ltd is c/o Accenture Ltd, 1661 Page Mill Road, Palo Alto, CA 94304, USA.

(2)	Includes 200,000 Class I common shares held by Firethorn Partners, Ltd, a limited partnership in which Mr. Forehand is the limited partner and Joe W. Forehand, LLC is the general partner. Joe W. Forehand, LLC is owned by Mr. Forehand and his spouse.
(3)	Includes 225,000 Class I common shares held by Edgehollow Hope, L.P., a limited partnership in which Mr. James is the limited partner and SASJ Management, LLC is the general partner. SASJ Management, LLC is owned by Mr. James and his spouse.
(4)	Includes 400,000 Class I common shares held by Mr. Wilson as trustee of the Wilson Qualified Annuity Trust Number One dated December 13, 2002, a grantor retained annuity trust.
(5)	Includes 128,798 Class I common shares held by Mary Rosemary Louise Breene and Lynn Cannon Stanton Garber, as trustees of the Breene Family 2003 Irrevocable Trust, u/a/d June 3, 2003 and 85,865 Class I common shares held by Mary Rosemary Louise Breene and Lynn Cannon Stanton Garber, as trustees of the Tim Breene Accumulation and Maintenance Settlement, u/a/d May 22, 2003.
(6)	Includes 20,000 Class I common shares held by Robert V. Delaney, Pamela J. Craig and Charles J. Delaney, as trustee of the Robert and Pamela Delaney Family Foundation, u/a/d December 22, 1997.
(7)	Includes 51,358 Class I common shares held by John G. Tolan and Margaret A. Coughlin, as trustees of the Tolan Family Trust, u/a/d June 29, 2003.
(8)	The address for each of the managers of SARL is c/o Accenture International SARL, 1 rue Guillaume Kroll, Luxembourg L-1882.

Accenture Ltd also holds 470,958,308 Class II common shares of Accenture SCA, or 100% of such class of shares, which are convertible into Class I common shares.

Mr. Breene, Ms. Comerford, Mr. Copacino, Ms. Craig, Mr. Friedman, Mr. Green, Mr. Hartemayer, Mr. Hughes, Mr. Hunter, Mr. Manzanares, Mr. McGrath, Mr. Rohleder, Mr. Shachoy, Mr. Scrivner and Mr. Vidal have each indicated an intent to tender Class I common shares in the offer.

11.   Voting Agreement and Transfer Rights Agreement.

Voting Agreement

Persons and Shares Covered.    Accenture Ltd and each Accenture partner who owns Accenture Ltd Class A or Class X common shares have entered into a voting agreement and each other person who becomes a partner will be required to enter into the voting agreement. We refer to the parties to the voting agreement, other than Accenture Ltd, as “covered persons.”

The Accenture Ltd shares covered by the voting agreement generally include (1) any Accenture Ltd Class X common shares that are held by a partner, (2) any Accenture Ltd Class A common shares beneficially owned by a partner at the time in question and also as of or prior to the initial public offering of the Accenture Ltd Class A common shares in July 2001 and (3) any Accenture Ltd Class A common shares if they are received from Accenture while an employee, a partner or in connection with becoming a partner or otherwise acquired if the acquisition is required by Accenture. We refer to the shares covered by the voting agreement as “covered shares.” Accenture Ltd Class A common shares purchased by a covered person in the open market or, subject to certain limitations, in an underwritten public offering, will generally not be subject to the voting agreement. When a covered person ceases to be an employee of Accenture, the shares held by that covered person will no longer be subject to the voting provisions of the voting agreement described below under “—Voting.”

Each partner elected after the initial public offering of the Accenture Ltd Class A common shares in July 2001 has agreed or will agree in the voting agreement to own at least 5,000 Accenture Ltd Class A common shares by the end of the third year after that covered person becomes a partner and to hold at least that number of shares for so long as that covered person is a partner.

Transfer Restrictions.    By entering into the voting agreement, each covered person has agreed, among other things, to:

•	except as described below, maintain beneficial ownership of his or her covered shares received on or prior to July 24, 2001 for a period of eight years thereafter;

•	maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to July 24, 2001 as long as he or she is an employee of Accenture; and

•	comply with certain additional transfer restrictions imposed by or with the consent of Accenture from time to time, including in connection with offerings of securities by Accenture Ltd.

Notwithstanding the transfer restrictions described in this summary, covered persons who continue to be employees of Accenture will be permitted to transfer a percentage of the covered shares received by them on or prior to July 24, 2001 and owned by them commencing on July 24, 2002 as follows:

Cumulative percentage of shares permitted to be transferred	Years after July 24, 2001
10%	1 year
25%	2 years
35%	3 years
45%	4 years
55%	5 years
65%	6 years
75%	7 years
100%	The later of (a) 8 years and (b) end of employment at Accenture

Partners retiring from Accenture at the age of 50 or above will be permitted to transfer covered shares they own on an accelerated basis commencing on July 24, 2002 as follows:

Age at retirement	Percentage of remaining transfer restricted shares permitted to be transferred
56 or older	100%
55	87.5%
54	75%
53	62.5%
52	50%
51	37.5%
50	25%

In addition, beginning on July 24, 2002, a retired partner who reaches the age of 56 is permitted to transfer any covered shares he or she owns. Any remaining shares owned by retiring partners for which transfer restrictions are not released on an accelerated basis will be eligible to be transferred as if the retiring partner continued to be employed by Accenture.

Partners who became disabled before Accenture’s transition to a corporate structure are permitted to transfer all of their covered shares commencing on July 24, 2002. Partners who become disabled following Accenture’s transition to a corporate structure will be subject to the general transfer restrictions applicable to employees or, if disabled after the age of 50, will benefit from the accelerated lapses of transfer restrictions applicable to retired partners.

If Accenture approves in writing a covered person’s pledge of his covered shares to a lender, foreclosures by the lender on those shares, and any subsequent sales of those shares by the lender, are not restricted, provided that the lender must give Accenture a right of first refusal to buy any shares at the market price before they are sold by the lender.

All transfer restrictions applicable to a covered person under the voting agreement terminate upon death.

Notwithstanding the transfer restrictions described in this summary, Class X common shares of Accenture Ltd may not be transferred at any time, except upon the death of a holder of Class X common shares or with the consent of Accenture Ltd.

Accenture Canada Holdings exchangeable shares held by covered persons are also subject to the transfer restrictions in the voting agreement.

We expect that the above-described transfer restrictions will be waived to permit sales in underwritten public offerings, share repurchases or redemptions or other transactions approved by Accenture and to permit transfers to estate and/or tax planning vehicles approved by Accenture by those partners that have agreed to restrictions on any other transfers of their equity interests until July 24, 2005. See “Background and Purpose of the Offer—Accenture Share Management Plan” for a discussion of the terms of this restriction on transfer. For a description of the waiver provisions relating to these transfer restrictions, see “—Waivers and Adjustments” below.

Other Restrictions.    The voting agreement also prevents covered persons who are employees of Accenture from engaging in the following activities with any person who is not a covered person who is an employee of Accenture or a director, officer or employee of Accenture:

•	participating in a proxy solicitation with respect to shares of Accenture;

•	depositing any covered shares in a voting trust or subjecting any of these shares to any voting agreement or arrangement;

•	forming, joining or in any way participating in a “group” that agrees to vote or dispose of shares of Accenture in a particular manner;

•	except as provided in the partner matters agreement, proposing certain transactions with Accenture;

•	seeking the removal of any member of the board of directors of Accenture Ltd or any change in the composition of Accenture Ltd’s board of directors;

•	making any offer or proposal to acquire any securities or assets of Accenture; or

•	participating in a call for any special meeting of the shareholders of Accenture Ltd.

Voting.    Under the voting agreement, prior to any vote of the shareholders of Accenture Ltd, a separate, preliminary vote of the covered shares owned by covered persons who are employees of Accenture will be taken on each matter upon which a vote of the shareholders is proposed to be taken. Subsequently, all of these covered shares will be voted in the vote of the shareholders of Accenture Ltd in accordance with the majority of the votes cast in the preliminary vote.

Notwithstanding the foregoing, in elections of directors, all covered shares owned by covered persons who are Accenture employees will be voted in favor of the election of those persons receiving the highest numbers of votes cast in the preliminary vote. In the case of a vote for an amendment to Accenture Ltd’s constituent documents, or with respect to an amalgamation, liquidation, dissolution, sale of all or substantially all of its property and assets or any similar transaction with respect to Accenture Ltd, all covered shares owned by covered persons who are Accenture employees will be voted against the proposal unless at least 66 2/3% of the votes in the preliminary vote are cast in favor of that proposal, in which case all of these covered shares will be voted in favor of the proposal.

As of September 22, 2003, Accenture partners owned or controlled approximately 54% of the voting interest in Accenture Ltd.

So long as the covered shares owned by covered persons that are Accenture employees represent a majority of the outstanding voting power of Accenture Ltd, partners from any one country will not have more than 50% of the voting power in any preliminary vote under the voting agreement.

Term and Amendment.    The voting agreement will continue in effect until the earlier of April 18, 2051 and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are Accenture employees. The transfer restrictions will not terminate upon the expiration or termination of the voting agreement unless they have been previously waived or terminated under the terms of the voting agreement. The voting agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are Accenture employees. Amendment of the transfer restrictions also requires the consent of Accenture Ltd.

Waivers and Adjustments.    The transfer restrictions and the other provisions of the voting agreement may be waived at any time by the partner’s representatives to permit covered persons to:

•	participate as sellers in underwritten public offerings of common shares and tender and exchange offers and share repurchase programs by Accenture;

•	transfer covered shares to charities, including charitable foundations;

•	transfer covered shares held in employee benefit plans; and

•	transfer covered shares in particular situations (for example, to immediate family members and trusts).

Subject to the foregoing, the provisions of the voting agreement may generally be waived by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are Accenture employees. A general waiver of the transfer restrictions also requires the consent of Accenture Ltd.

Administration and Resolution of Disputes.    The terms and provisions of the voting agreement are administered by the partners representatives, which consist of persons who are both partners of Accenture and members of Accenture Ltd’s board of directors and who agree to serve in such capacity. The partners representatives have the sole power to enforce the provisions of the voting agreement. No persons not a party to the voting agreement are beneficiaries of the provisions of the voting agreement.

Transfer Rights Agreement

Persons and Shares Covered.    Accenture SCA and each Accenture partner who own shares of Accenture SCA have entered into a transfer rights agreement. We refer to parties to the transfer rights agreement, other than Accenture SCA, as “covered persons.”

The Accenture SCA shares covered by the transfer rights agreement generally include all Class I common shares of Accenture SCA owned by a covered person. We refer to the shares covered by the transfer rights agreement as “covered shares.”

Transfer Restrictions.    The articles of association of Accenture SCA provide that shares of Accenture SCA (other than those held by Accenture Ltd) may be transferred only with the consent of the Accenture SCA supervisory board or its delegate, the Accenture SCA partners committee. In addition, by entering into the transfer rights agreement, each party (other than Accenture Ltd) agrees, among other things, to:

•	except as described below, maintain beneficial ownership of his or her covered shares received on or prior to July 24, 2001 for a period of eight years thereafter;

•	maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to July 24, 2001 as long as he or she is an employee of Accenture; and

•	comply with certain other transfer restrictions when requested to do so by Accenture.

Notwithstanding the transfer restrictions described in this summary, covered persons who continue to be employees of Accenture will be permitted to transfer a percentage of the covered shares received by them on or prior to July 24, 2001 and owned by them commencing on July 24, 2002 as follows:

Cumulative percentage of shares permitted to be transferred	Years after July 24, 2001
10%	1 year
25%	2 years
35%	3 years
45%	4 years
55%	5 years
65%	6 years
75%	7 years
100%	The later of (a) 8 years and (b) end of employment at Accenture

Partners retiring from Accenture at the age of 50 or above will be permitted to transfer covered shares they own on an accelerated basis commencing on July 24, 2002 as follows:

Age at retirement	Percentage of remaining transfer restricted shares permitted to be transferred
56 or older	100%
55	87.5%
54	75%
53	62.5%
52	50%
51	37.5%
50	25%

In addition, beginning on July 24, 2002, a retired partner who reaches the age of 56 is permitted to transfer any covered shares he or she owns. Any remaining shares owned by retiring partners for which transfer restrictions are not released on an accelerated basis will be eligible to be transferred as if the retiring partner continued to be employed by Accenture.

Partners who became disabled before Accenture’s transition to a corporate structure are permitted to transfer all of their covered shares commencing on July 24, 2002. Partners who become disabled following Accenture’s transition to a corporate structure will be subject to the general transfer restrictions applicable to employees or, if disabled after the age of 50, will benefit from the accelerated lapses of transfer restrictions applicable to retired partners.

In addition, at any time after the third anniversary of the date of the consummation of Accenture’s transition to a corporate structure, covered persons holding Accenture SCA Class I common shares may, without restriction, require Accenture SCA to redeem any Accenture SCA Class I common share held by such holder for a redemption price per share generally equal to the lower of the market price of an Accenture Ltd Class A common share and $1. Accenture SCA may, at its option, pay this redemption price in cash or by delivering Accenture Ltd Class A common shares.

If Accenture approves in writing a covered person’s pledge of his covered shares to a lender, foreclosures by the lender on those shares, and any subsequent sales of those shares by the lender, are not restricted, provided that the lender must give Accenture a right of first refusal to buy any shares at the market price before they are sold by the lender.

All transfer restrictions applicable to a covered person under the transfer rights agreement terminate upon death.

We expect that the above-described transfer restrictions will be waived to permit sales in underwritten public offerings, share repurchases or redemptions or transfers in other transactions approved by Accenture and to permit transfers to estate and/or tax planning vehicles approved by Accenture by those partners that have agreed to restrictions on any other transfers of their equity interests until July 24, 2005. See “Background and Purpose of the Offer—Accenture Share Management Plan” for a discussion of the terms of this restriction on transfer. For a description of the waiver provisions relating to these transfer restrictions, see “—Waivers and Adjustments” below.

Term and Amendment.    The transfer rights agreement will continue in effect until the earlier of April 18, 2051 and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are Accenture employees. The transfer restrictions will not terminate upon the expiration or termination of the transfer rights agreement unless they have been previously waived or terminated under the terms of the transfer rights agreement. The transfer rights agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are Accenture employees. Amendment of the transfer restrictions also requires the consent of Accenture SCA.

Waivers and Adjustments.    The transfer restrictions and the other provisions of the transfer rights agreement may be waived at any time by the Accenture SCA partners committee to permit covered persons to:

•	participate as sellers in underwritten public offerings of common shares and tender and exchange offers and share repurchase programs by Accenture;

•	transfer covered shares to charities, including charitable foundations;

•	transfer covered shares held in employee benefit plans; and

•	transfer covered shares in particular situations (for example, to immediate family members and trusts).

Subject to the foregoing, the provisions of the transfer rights agreement may generally be waived by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are employees of Accenture. A general waiver of the transfer restrictions also requires the consent of Accenture SCA.

Administration and Resolution of Disputes.    The terms and provisions of the transfer rights agreement are administered by the Accenture SCA partners committee, which consists of persons who are both partners of Accenture and members of the supervisory board of Accenture SCA and who agree to serve in such capacity. The Accenture SCA partners committee has the sole power to enforce the provisions of the transfer rights agreement. No persons not a party to the transfer rights agreement are beneficiaries of the provisions of the transfer rights agreement.

12.   Legal Matters; Regulatory Approvals.    We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our redemption or purchase of Class I common shares as contemplated by the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than any approvals already obtained, that would be required for the acquisition or ownership of Class I common shares as contemplated the offer. Should any such approval or other action be required, we will make a good faith effort to obtain it. We cannot predict whether we will be required to delay the acceptance for redemption or purchase of, or payment for, Class I common shares tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for redemption or purchase and pay for Class I common shares are subject to certain conditions. See Section 5 above.

13.   U.S. Federal Income Tax Considerations.    Except as provided below in “—Backup Withholding,” the following summary describes the material U.S. federal income tax consequences to “U.S. shareholders” who participate in the offer as of the date hereof. Except where noted, it deals only with Class I common shares held as capital assets and does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. shareholders in light of their personal circumstances or to U.S. shareholders subject to special treatment under the U.S. federal income tax laws, including insurance companies, financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, estates, trusts, tax-exempt organizations, persons holding our shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle and persons subject to the alternative minimum tax. This summary also does not address the tax consequences to shareholders, partners or beneficiaries of a holder of our Class I common shares. Furthermore, this discussion does not address any state, local or foreign tax consequences of the offer.

As used herein, a U.S. shareholder means a beneficial owner of Class I common shares that is (i) an individual citizen or resident of the United States, (ii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iii) a trust that (X) is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”) or (Y) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “non-U.S. shareholder” is a beneficial holder of Class I common shares who is an individual, estate or trust not defined above as a “U.S. shareholder.”

This discussion is based on the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

Persons considering tendering Class I common shares are urged to consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Federal Income Tax Consequences to U.S. Shareholders who choose to have their Class I common shares redeemed by Accenture SCA in the offer.    The redemption of Class I common shares by Accenture SCA in the offer will be a taxable event. A U.S. shareholder who chooses to have Accenture SCA redeem its Class I common shares in the offer will recognize gain or loss on the disposition of the Class I common shares to the extent the amount realized by the U.S. shareholder upon the redemption exceeds the U.S. shareholder’s adjusted tax basis in its Class I common shares. Any gain or loss resulting from such a disposition will be taxed as capital gain or loss and will be taxed as long-term capital gain if such U.S. shareholder held the Class I common shares for more than one year.

U.S. Federal Income Tax Consequences to U.S. Shareholders who choose to sell their Class I common shares to SARL in the offer.    The sale of Class I common shares to SARL in the offer will be a taxable event. However, the U.S. federal income tax consequences of such a sale are uncertain, and no assurance can be given that a tendering U.S. shareholder who chooses this option will be entitled to recognize capital gain (or loss) on the sale, as described above in “—U.S. Federal Income Tax Consequences to U.S. Shareholders who choose to have their Class I common shares redeemed by Accenture SCA in the offer.” Accordingly, we anticipate that U.S. shareholders participating in the offer who desire capital gain treatment will choose to have their Class I common shares redeemed by Accenture SCA. U.S. shareholders who are considering selling their Class I common shares to SARL are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of such a sale.

Backup Withholding.    Any tendering shareholder who has not already provided us with an accurate and complete Form W-9 or substitute form (in the case of a U.S. shareholder) or Form W-8BEN (in the case of a non-U.S. shareholder) must fill out and return to us the appropriate form, which is available from Accenture Global Partner Matters Group, who may be contacted at the numbers on the last page of this tender offer. These forms have also been filed as exhibits to the Schedule TO of which this tender offer forms a part. If you do not provide us with the appropriate form, and you do not already have an accurate and complete form on file with us, you will be subject to U.S. federal backup withholding of up to 28% of the gross proceeds paid to you pursuant to the offer. If you have been informed by the Internal Revenue Service that you are subject to backup withholding or in certain other circumstances you fail to comply with certification requirements, you may be subject to U.S. federal backup withholding even if you have completed and returned the appropriate form to us. You should consult with your tax advisor regarding your qualification for exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

14.  Luxembourg Tax Considerations.    The following summary describes the material Luxembourg tax consequences of the redemption by Accenture SCA or purchase by SARL of Accenture SCA’s Class I common shares according to the terms of the offer.

Any gain realized by shareholders upon the redemption or the purchase of the Class I common shares will not be subject to Luxembourg income tax. A Luxembourg capital gain taxation may only occur where, for a non-Luxembourg shareholder, the following conditions are met:

either:

•	the shareholder has held, alone or together with his or her spouse and minor children, at any time during the last five years, at least 10% of Accenture SCA’s shares; and

•	the Class I common shares redeemed by Accenture SCA or purchased by SARL have been held less than six months;

or:

•	the shareholder has held, alone or together with his or her spouse and minor children, at any time during the last five years, at least 10% of Accenture SCA’s shares; and

•	the shareholder has been a Luxembourg tax resident for more than 15 years and became a non-Luxembourg tax resident less than five years prior to the disposition of the Class I common shares.

Even if the conditions of one of the above cases are met, the Luxembourg taxation may be overridden by a double tax treaty signed between Luxembourg and the residence country of the shareholder which denies Luxembourg the right to tax this capital gain.

The redemption by Accenture SCA or the purchase by SARL of Class I common shares should not give rise to any Luxembourg withholding tax, as it is not the intention of Accenture SCA and SARL to cancel these shares.

15.  Non-U.S. Tax Considerations.

Australian Tax Consequences

The following summary describes the material Australian tax consequences to “Australian shareholders” who participate in the offer as of the date hereof. Except where noted, it deals only with Class I common shares held as capital assets and does not address all aspects of Australian taxation that may be relevant to particular Australian shareholders in light of their personal circumstances or to Australian shareholders subject to special treatment under the Australian tax laws.

As used herein, an Australian shareholder means a beneficial owner of Class I common shares that is an individual resident of Australia for tax purposes.

This discussion is based on the Australian tax law and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in Australian tax consequences different from those discussed below.

Before tendering Class I common shares you are urged to consult your own tax advisor concerning the Australian tax consequences in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Australian tax consequences to Australian shareholders that hold their Class I common shares on capital account and choose to have their Class I common shares redeemed by Accenture SCA in the offer.    The redemption of Class I common shares by Accenture SCA in the offer will be a taxable event. The redemption of Class I common shares by Accenture SCA in the offer may be taxable as a deemed dividend distribution.

A dividend will be deemed to have been derived to the extent that the redemption involves Accenture SCA buying back its shares and the amount received is in excess of the amount debited to Accenture SCA’s share capital account. The amount treated as a dividend will generally be taxed as ordinary income and will not give rise to the 50% reduction available under the Australian capital gains tax rules. The redemption of Class I common shares by Accenture SCA will also be a capital gains tax event. For Australian capital gains tax purposes, a capital gain will generally arise to the extent that the disposal price exceeds the capital gains tax cost base. The disposal price for purposes of calculating a capital gain will be reduced to the extent that the disposal price is treated as an assessable dividend, as referred to above.

Australian tax consequences to Australian shareholders holding their Class I common shares on capital account that choose to sell their Class I common shares to SARL in the offer.    The sale of Class I common shares to SARL in the offer will be a taxable event. The sale of shares by an Australian shareholder will generally give rise to a capital gain.

A capital gain will arise for those Australian shareholders who dispose of their shares in the offer at a disposal price which exceeds their capital gains tax cost base. The capital gains tax cost base of the Class I common shares held by Australian shareholders should include any incidental costs incurred by the shareholders that relate to the disposal. Individuals for whom it is determined that their original partnership interests were held as “pre-CGT assets” should seek further advice as to the capital gains tax cost base of their Class I common shares.

Australian shareholders who have held their Class I common shares for at least 12 months and dispose of their shares in the offer will be taxed on 50% of the capital gain. Australian shareholders who have held their shares for less than 12 months and dispose of their shares in the offer will be taxed on the whole of the capital gain.

Danish Tax Consequences

The following summary describes the material Danish tax consequences to “Danish shareholders” who participate in the offer as of the date hereof. Except where noted, it deals only with Class I common shares held as capital assets and does not address all aspects of Danish taxation that may be relevant to particular Danish shareholders in light of their personal circumstances or to Danish shareholders subject to special treatment under the Danish tax laws.

The information below with respect to Danish tax consequences assumes a Danish corporate entity is the beneficial owner of the Class I common shares.

This discussion is based on the Danish tax law and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in Danish tax consequences different from those discussed below.

Before tendering Class I common shares you are urged to consult your own tax advisor concerning the Danish tax consequences in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Danish corporate tax consequences to Danish resident companies that choose to have their Class I common shares redeemed by Accenture SCA in the offer.    The redemption of Class I common shares by Accenture SCA in the offer will be a taxable event. A Danish corporate shareholder who chooses to have Accenture SCA redeem its Class I common shares in the offer will be taxed on a distribution equivalent to two-thirds of the proceeds received at a rate of 30%.

Danish corporate tax consequences to Danish resident companies that choose to sell their Class I common shares to SARL in the offer.    The sale of Class I common shares to SARL in the offer will be a taxable event. A Danish corporate shareholder who chooses to sell Class I common shares to SARL will be taxed on the capital gain realized. The gain is calculated as the difference between the sale proceeds and the tax acquisition cost and will be taxed at a rate of 30%, to the extent that the Class I common shares have not been owned for three years.

French Tax Consequences

The following summary describes the material French tax consequences to “French shareholders” who participate in the offer as of the date hereof. Except where noted, it deals only with Class I common shares held as capital assets and does not address all aspects of French taxation that may be relevant to particular French shareholders in light of their personal circumstances or to French shareholders subject to special treatment under the French tax laws.

As used herein, a French shareholder means a beneficial owner of Class I common shares that is an individual resident of France for tax purposes.

This discussion is based on the French tax law and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in French tax consequences different from those discussed below.

Before tendering Class I common shares you are urged to consult your own tax advisor concerning the French tax consequences in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

French tax consequences to French shareholders that choose to have their Class I common shares redeemed by Accenture SCA in the offer.    The redemption of Class I common shares by Accenture SCA in the offer will be a taxable event. The redemption of Class I common shares by Accenture SCA in the offer will be taxable as a deemed dividend distribution. The taxable dividend will be determined as the difference between the redemption price and the tax acquisition cost of the shares (including any gain rolled over). Based on the provisions of articles 109-1, 112, 120 and 161 of the French Tax Code, the dividend recognized at the level of the shareholder is liable to progressive ordinary personal tax rates (up to a maximum of 58.09%, including the additional 10% social contributions, for income 2003, based on a Prime Minister announcement, subject to confirmation by the finance bill for 2003).

French tax consequences to French shareholders that choose to sell their Class I common shares to SARL in the offer.    The sale of Class I common shares to SARL in the offer will be a taxable event. A French shareholder who chooses to sell shares to SARL will be taxed on the capital gain realized. Pursuant to article 150-0A of the French Tax Code, the capital gain will be determined as the difference between the sale proceeds net of relevant selling costs and the tax acquisition cost of the shares (including any gain rolled over) and is taxable at the current rate of 16% plus 10% social contribution. The capital gain recognized at the time of the sale is taxable only if the total amount of disposals made by the taxpayer during the year exceeds €15,000.

Italian Tax Consequences

The following summary describes the material Italian tax consequences to “Italian shareholders” who participate in the offer as of the date hereof. Except where noted, it deals only with Class I common shares held as capital assets and does not address all aspects of Italian taxation that may be relevant to particular Italian shareholders in light of their personal circumstances or to Italian shareholders subject to special treatment under the Italian tax laws.

As used herein, an Italian shareholder means a beneficial owner of Class I common shares that is an individual resident of Italy for tax purposes.

This discussion is based on the Italian tax law and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in Italian tax consequences different from those discussed below.

Before tendering Class I common shares you are urged to consult your own tax advisor concerning the Italian tax consequences in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Italian tax consequences to Italian shareholders that choose to have their Class I common shares redeemed by Accenture SCA in the offer.    The redemption of Class I common shares by Accenture SCA in the offer will be a taxable event. The redemption of Class I common shares by Accenture SCA in the offer will generally be taxable as a dividend distribution. The difference between the tax acquisition cost of the redeemed Class I common shares and the consideration received by the Italian partners would be regarded as dividend. In taxing as a dividend the tax basis relevant in case of redemption would not consider any step-up pursuant to law 448/2001. Dividends received by Italian individuals from non-Italian entities are taxed as ordinary income (at progressive rates per band of income) and do not carry on any imputation credit or tax credit. Taxes paid in the other jurisdictions on such dividend may be offset against Italian tax liability as foreign tax credits, pursuant to art. 15 of Presidential Decree 917/86. For 2003 the personal tax top rate (for income exceeding €70,000.00) is 45%. Regional surtax is equal to 0.9%. Regions and municipalities may resolve additional surtaxes.

Italian tax consequences to Italian shareholders that choose to sell their Class I common shares to SARL in the offer.    The sale of Class I common shares to SARL in the offer will be a taxable event. An Italian shareholder who chooses to sell shares to SARL will be taxed on the capital gain realized. The capital gain will be determined as the difference between the sale proceeds net of relevant selling costs and the tax acquisition cost of the shares and is taxable at the current rate pursuant to the art. n. 5, c. 2, Legislative Decree 461/97, of 12.5%.

If a step-up transaction pursuant to article 5 of Law 448/2001 has been undertaken, the taxable gain would be calculated on the difference between the stepped-up value of the shares and the consideration received. However, any capital loss deriving from the disposal would not be tax deductible against future capital gains.

Norwegian Tax Consequences

The following summary describes the material Norwegian tax consequences to “Norwegian shareholders” who participate in the offer as of the date hereof. Except where noted, it deals only with Class I common shares held as capital assets and does not address all aspects of Norwegian taxation that may be relevant to particular Norwegian shareholders in light of their personal circumstances or to Norwegian shareholders subject to special treatment under the Norwegian tax laws.

As used herein, a Norwegian shareholder means a beneficial owner of Class I common shares that is an individual resident of Norway for tax purposes.

This discussion is based on the Norwegian tax law and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in Norwegian tax consequences different from those discussed below.

Before tendering Class I common shares you are urged to consult your own tax advisor concerning the Norwegian tax consequences in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Norwegian tax consequences to Norwegian shareholders that choose to have their Class I common shares redeemed by Accenture SCA in the offer.    The redemption of Class I common shares by Accenture SCA in the offer will be a taxable event. The redemption of Class I common shares by Accenture SCA in the offer will give rise to a capital gains tax treatment, taxed at a rate of 28%. The capital gain is calculated as the difference between the net redemption proceeds less the tax acquisition cost of the shares sold.

Norwegian tax consequences to Norwegian shareholders that choose to sell their Class I common shares to SARL in the offer.    The sale of Class I common shares to SARL in the offer will be a taxable event. The sale of Class I common shares to SARL in the offer will give rise to a capital gains tax treatment, taxed at a rate of 28%. The capital gain is calculated as the difference between the net sale proceeds less the tax acquisition cost of the shares sold.

Spanish Tax Consequences

The following summary describes the material Spanish tax consequences to “Spanish shareholders” who participate in the offer as of the date hereof. Except where noted, it deals only with Class I common shares held as capital assets and does not address all aspects of Spanish taxation that may be relevant to particular Spanish shareholders in light of their personal circumstances or to Spanish shareholders subject to special treatment under the Spanish tax laws.

As used herein, a Spanish shareholder means a beneficial owner of Class I common shares that is an individual resident of Spain for tax purposes.

This discussion is based on the Spanish tax law and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in Spanish tax consequences different from those discussed below.

Before tendering Class I common shares you are urged to consult your own tax advisor concerning the Spanish tax consequences in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Spanish tax consequences to Spanish shareholders that choose to have their Class I common shares redeemed by Accenture SCA in the offer.    The redemption of Class I common shares by Accenture SCA in the offer will be a taxable event. The redemption will generally be taxable in accordance with the rules applicable to capital gains. The capital gain will be determined as the difference between the redemption proceeds net of inherent selling costs paid by the seller and the tax acquisition cost of the shares. Capital gains should be taxed at the long-term capital gains rate of 15% although the tax effective rate may differ depending on individual circumstances depending on the individual holding period.

Spanish tax consequences to Spanish shareholders that choose to sell their Class I common shares to SARL in the offer.    The sale of Class I common shares to SARL in the offer will be a taxable event. A Spanish shareholder who chooses to sell shares to SARL will be taxable on the capital gain realized. The capital gain will be determined as the difference between the sale proceeds net of inherent selling costs paid by the seller and the tax acquisition cost of the shares. Capital gains should be taxed at the long-term capital gains rate of 15% although the tax effective rate may differ depending on individual circumstances depending on the individual holding period.

Swedish Tax Consequences

The following summary describes the material Swedish tax consequences to “Swedish shareholders” who participate in the offer as of the date hereof. Except where noted, it deals only with Class I common shares held as capital assets and does not address all aspects of Swedish taxation that may be relevant to particular Swedish shareholders in light of their personal circumstances or to Swedish shareholders subject to special treatment under the Swedish tax laws.

As used herein, a Swedish shareholder means a beneficial owner of Class I common shares that is an individual resident of Sweden for tax purposes.

This discussion is based on the Swedish tax law and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in Swedish tax consequences different from those discussed below.

Before tendering Class I common shares you are urged to consult your own tax advisor concerning the Swedish tax consequences in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Swedish tax consequences to Swedish shareholders that choose to have their Class I common shares redeemed by Accenture SCA in the offer.    The redemption of Class I common shares by Accenture SCA in the offer will be a taxable event. The redemption of Class I common shares by Accenture SCA in the offer will give rise to capital gains tax treatment. The capital gain is calculated as the difference between the net redemption proceeds and the tax acquisition value (i.e., the fair market value of the Class I common shares at the time of the share exchange in 2001) of the shares redeemed. The tax rate could arise to approximately 56%, since the capital gain from a redemption of shares will, for the main part, be taxed as salary, governed by the dividend provisions as regards taxation of dividends related to shares in closely held companies (so-called “qualified shares”).

In addition, any gains previously deferred in respect of the shares will be taxed in accordance with the rules regarding a sales transaction described below.

Swedish tax consequences to Swedish shareholders that choose to sell their Class I common shares to SARL in the offer.    The sale of Class I common shares to SARL in the offer will be a taxable event. A Swedish shareholder who chooses to sell shares to SARL will generally be taxed on the capital gain realized at a tax rate within the range of 30% to 42.5%, since the capital gain from the sale of shares will be partly taxed as salary, governed by the capital gains tax provisions for shares in closely held companies (“qualified shares”). The capital gain is calculated as the difference between the net sale proceeds and the tax acquisition value (i.e., the fair market value of the Class I common shares at the time of the share exchange in 2001) of the shares sold. 50% of the gain, but not more than 3.8 million Swedish kronor, will be taxed as salary, at the applicable marginal tax rate (approximately 56%), and the balance will be taxed as capital income, at a tax rate of 30%. When calculating the 3.8 million Swedish kronor, capital gains on Class I common shares realized during the present fiscal year and the five preceding fiscal years may be included.

In addition, any gains previously deferred in respect of the shares will be taxed in accordance with the rules described above.

16.  Fees and Expenses.    We will deduct the partner payment of 3% of the gross proceeds to each tendering shareholder to cover our expenses in connection with the offer, with any excess being employed to fund Accenture’s share employee compensation trust. We will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Class I common shares pursuant to the offer.

Accenture SCA

Accenture International SARL

September 30, 2003

ANNEX A

[FORM OF]

NOTICE OF ELECTION FOR REDEMPTION

                             , 200

Accenture SCA

1, rue Guillaume Kroll

L-1882 Luxembourg

Ladies and Gentlemen:

This letter hereby serves as irrevocable notice that each of the undersigned elects for redemption, in connection with the tender offer by Accenture SCA, a Luxembourg société en commandite par actions (“Accenture SCA”), the number of Class I common shares, par value €1.25 per share (“Class I Common Shares”), of Accenture SCA listed next to the name of the undersigned on Annex I hereto pursuant to Article 7 of the Articles of Association of Accenture SCA (the “Articles”). This notice of election for redemption is conditioned upon the acceptance thereof by Accenture SCA.

Each of the undersigned represents and warrants to Accenture SCA that (i) the undersigned has good and valid title to the Class I Common Shares elected for redemption, free and clear of all liens, encumbrances, equities or claims (including, without limitation, any mortgage, charge, lien, option, restriction, right of first refusal, third party right or interest, or any other encumbrance, security or preference having a similar effect) other than liens granted in favor of Accenture SCA, its general partner or a subsidiary thereof; and (ii) this letter constitutes the legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms.

In accordance with the provisions of the Articles governing the redemption price to be paid, each of the undersigned agrees that (i) the Company may redeem the Class I Common Shares of the undersigned to be redeemed for consideration of $             per share in cash; (ii) proceeds payable to the undersigned in connection with the redemption of Class I Common Shares elected for redemption hereby will be reduced by amounts payable by the undersigned under the Reimbursement Agreement, dated as of the date hereof, among Accenture Finance (Gibraltar) Limited, a company registered under the laws of Gibraltar, and the redeeming shareholders party thereto; and (iii) the redemption price shall, subject to the second sentence of the first paragraph hereof, be paid to the undersigned at a time and in the manner determined by Accenture SCA in its sole discretion, provided that such redemption price shall be paid promptly after the date hereof.

EACH SHAREHOLDER LISTED ON ANNEX I

Title: Attorney-in-Fact

Accepted and Agreed:

Accenture SCA, represented

by its general partner,

Accenture Ltd, itself represented

by its duly authorized signatory

Name:

A-1

Annex I

Name of Shareholder	Number Of Class I Common Shares

A-2

ANNEX B

[FORM OF]

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is dated                       , 200  , by and between:

1.	Accenture International S.à r.l., a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 1, rue Guillaume Kroll, L-1882 Luxembourg, hereby duly represented by (the “Buyer”); and

2.	The shareholders of the Company (as defined below) listed on Schedule 1, each of them hereby duly represented by , acting as attorney-in-fact pursuant to the powers of attorney executed by each such shareholder (collectively the “Sellers” and each individually a “Seller”);

WHEREAS, in connection with a tender offer by the Buyer which has been filed with the Securities and Exchange Commission (the “Offer”) for the purpose of purchasing certain class I common shares of Accenture SCA, a partnership limited by shares (société en commandite par actions) organized and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 1, rue Guillaume Kroll, L-1882 Luxembourg (the “Company”), with a par value of €1.25 per share (the “Class I Common Shares”), each Seller has tendered for purchase the number of Class I Common Shares set forth opposite the name of such Seller on Schedule 1 hereto (collectively the “Shares” and individually a “Share”);

WHEREAS, Accenture Ltd, as general partner of the Company has, pursuant to (i) article 6 of the articles of association of the Company, (ii) the Transfer Rights Agreement dated 18th April 2001, (iii) the Accenture SCA Common Agreement dated 19th April 2002 and (iv) the Waiver and Approval of the Accenture SCA Partners Committee dated 19th April 2002, approved the contemplated transfer of the Shares;

WHEREAS, the Sellers and Accenture Finance (Gibraltar) Limited, a company registered in Gibraltar under the number 83029, having its registered office at 57-63 Line Wall Road, Gibraltar, have entered into a reimbursement agreement attached as Schedule 2 hereto (the “Reimbursement Agreement”);

WHEREAS, the Buyer wishes to purchase the Shares from the Sellers and the Sellers wish to sell the Shares to the Buyer on the terms and conditions set out in this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.	Sale and Purchase of the Shares

Subject to the terms and conditions set forth in this Agreement, the Buyer agrees to purchase from the Sellers, and each Seller agrees to sell to the Buyer the number of Shares set forth opposite his or her name on Schedule 1 hereto.

The Shares shall be sold to the Buyer together with all rights attaching to them, including without limitation, all dividends, liquidating distributions and other rights and obligations of ownership including but not limited to voting rights (if any) with respect to the Shares.

2.	Purchase Price

The purchase price for the sale of the Shares shall be $             per Share. The purchase price shall be payable in cash promptly after the date of this Agreement in accordance with the Offer (the “Transfer Date”), provided that proceeds payable to each Seller hereunder will be reduced by amounts payable by such Seller under the Reimbursement Agreement.

3.	Transfer of Shares

3.1.	Date of the transfer of the Shares

The sale and purchase of the Shares shall occur on the Transfer Date.

At the Transfer Date, legal title in and to the Shares shall pass to the Buyer together with all rights attaching to them in accordance with Clause 1 above.

3.2.	Transfer formalities

At the Transfer Date and with effect from the Transfer Date, each Seller shall transfer the legal and beneficial ownership of its Shares to the Buyer.

The Sellers and the Buyer hereby jointly empower any transfer agent and registrar of the Company and any lawyer of Allen & Overy Luxembourg to (i) notify the transfer of the Shares to the Company in accordance with article 40 of the law of 10th August 1915, on commercial companies, as amended, and with article 1690 of the Luxembourg civil code, (ii) record, effective as of the Transfer Date, the transfer of the Shares contemplated by this Agreement in the share register of the Company and generally, (iii) perform any operation which might be necessary or useful for the performance and the execution of this Agreement.

4.	Representations and Warranties of the Sellers

Each Seller represents and warrants to the Buyer on and as of the date hereof that (i) he/she/it has good and valid title to the Shares set forth opposite his/her/its name on Schedule 1 hereto, free and clear of all liens, encumbrances, equities or claims (including, without limitation, any mortgage, charge, lien, option, restriction, right of first refusal, third party right or interest, or any other encumbrance, security or preference having a similar effect) other than liens granted in favor of the Company, its general partner or a subsidiary thereof; and (ii) this Agreement constitutes the legal, valid and binding obligation of him/her/it, enforceable against him/her/it in accordance with its terms.

5.	Further Assurances and Assistance

Each Seller shall, from time to time, at the request of the Buyer, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, assurances and take such other action as the Buyer may reasonably request and as may be reasonably necessary in order to vest in the Buyer’s title to and possession and control of the Shares. The Buyer shall, from time to time, at the request and at the cost and expense of a Seller, take such action as such Seller may reasonably request to assist the Seller in complying with all laws applicable to the consummation of the transactions contemplated by this Agreement.

6.	Interpretation

6.1	Applicable Law

The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the Grand-Duchy of Luxembourg.

6.2	Effect of Headings

Except with respect to the headings in this Clause 6, the headings to Clauses and subclauses of this Agreement are to facilitate reference only, do not form a part of this Agreement and shall not in any way affect the interpretation hereof.

6.3	Modifications

No oral explanation or oral information by any of the parties hereto shall alter the meaning or interpretation of this Agreement. No amendment or change hereof or addition hereto shall be effective or binding on any of the parties hereto unless set forth in writing and executed by the respective duly authorized representatives of each of the parties.

6.4	No Waiver

The waiver, express or implied, by any of the parties of any right under this Agreement or of any failure to perform or breach hereof by any other party shall neither constitute nor be deemed to constitute a waiver of any other right hereunder or of any claims or remedies available under applicable law in respect of any other failure to perform or breach hereof or hereof by such other party, whether of a similar or dissimilar nature thereto.

7.	Counterparts

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the day and year first above written.

Accenture International S.à r.l.,

Represented by             , manager

The Sellers

Represented by             , as attorney-in-fact pursuant to the powers of attorney executed by each Seller listed on Schedule 1 hereto

Schedule 1: The Sellers

Name of Seller	Number of Shares

Schedule 2: Reimbursement Agreement

ANNEX C

[FORM OF]

REIMBURSEMENT AGREEMENT

[Class I Common Shareholders – Redemptions]

This REIMBURSEMENT AGREEMENT, dated as of                          , 200   (as amended, supplemented, waived or otherwise modified in accordance with its terms, this “Agreement”), among Accenture Finance (Gibraltar) Limited, a Gibraltar company (“Accenture Finance”), and those persons who are listed on Annex I hereto (each such person, a “Redeeming Shareholder” and, collectively, the “Redeeming Shareholders”).

WHEREAS, each Redeeming Shareholder has elected to redeem, in connection with the tender offer by Accenture SCA, the number of Class I common shares, par value €1.25 per share (“Class I Common Shares”), of Accenture SCA set forth opposite such Redeeming Shareholder’s name on Annex I hereto; and

WHEREAS, each Redeeming Shareholder agrees to bear the costs and expenses of the above-described redemptions (collectively, the “Redemptions”) and to pay Accenture Finance or its affiliates certain other amounts.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

1.	Each Redeeming Shareholder hereby agrees to pay or cause to be paid to Accenture Finance or its designee 3.0% of the gross proceeds from his or her Redemptions.

2.	Each Redeeming Shareholder hereby agrees that any amounts owed by such Redeeming Shareholder hereunder may be withheld from any proceeds due to such Redeeming Shareholder in connection with the Redemptions. Each Redeeming Shareholder further agrees that Accenture Finance shall have the right, without further notice to the Redeeming Shareholder, to withhold or set off against any and all amounts owed, due or payable by Accenture Finance or any of its affiliates to the Redeeming Shareholder (including, without limitation, salary, bonus or similar payments), in any currency, for application against any amounts owed by the Redeeming Shareholder hereunder, to the extent such amounts have not previously been withheld from such proceeds.

3.	Each Redeeming Shareholder represents and warrants that this Agreement constitutes the legal, valid and binding obligation of the Redeeming Shareholder, enforceable against the Redeeming Shareholder in accordance with its terms.

4.	This Agreement may not be amended except by an instrument signed in writing by Accenture Finance and each Redeeming Shareholder directly adversely affected by such amendment or waived except by the party granting the waiver.

5.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6. (a)	Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution or interpretation of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce, except that the parties may select an arbitrator who is a national of the same country as one of the parties. If the parties to the dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)	Notwithstanding the provisions of clause (a) above, any party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this clause (b), each Redeeming Shareholder (i) expressly consents to the application of clause (c) of this paragraph 6 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and (iii) irrevocably appoints the general partner of Accenture SCA, c/o Accenture SCA, 1 rue Guillaume Kroll, L-1882, Luxembourg (or, if different, the then-current corporate seat of Accenture SCA) as such Redeeming Shareholder’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Redeeming Shareholder of any such service of process, shall be deemed in every respect effective service of process upon the Redeeming Shareholder in any such action or proceeding.

(c) (i)	EACH REDEEMING SHAREHOLDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, UNITED STATES FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF CLAUSE (B) OF THIS PARAGRAPH 6, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this clause (c) have a reasonable relation to this Agreement.

(ii)	The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in clause (c)(i) of this paragraph 6 and such parties agree not to plead or claim the same.

7.	If any provision of this Agreement is finally held to be invalid, illegal or unenforceable, the remaining terms and provisions hereof shall be unimpaired.

8.	Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

9.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one agreement.

IN WITNESS WHEREOF, the parties have duly executed or caused to be duly executed this Agreement as of the date first above written.

ACCENTURE FINANCE (GIBRALTAR) LIMITED
By:
Name:
Title:

EACH REDEEMING SHAREHOLDER LISTED ON ANNEX I
By:
Title:	Attorney-in-Fact

Annex I

Name of Redeeming Shareholder	Number of Class I Common Shares

ANNEX D

[FORM OF]

REIMBURSEMENT AGREEMENT

[Class I Common Shareholders – Sales]

This REIMBURSEMENT AGREEMENT, dated as of                           , 200   (as amended, supplemented, waived or otherwise modified in accordance with its terms, this “Agreement”), among Accenture Finance (Gibraltar) Limited, a Gibraltar company (“Accenture Finance”), and those persons who are listed on Annex I hereto (each such person, a “Selling Shareholder” and, collectively, the “Selling Shareholders”).

WHEREAS, each Selling Shareholder has tendered for sale, in connection with a tender offer by Accenture International SARL, the number of Class I common shares, par value €1.25 per share (“Class I Common Shares”), of Accenture SCA set forth opposite such Selling Shareholder’s name on Annex I hereto; and

WHEREAS, each Selling Shareholder agrees to bear the costs and expenses of the above-described sales (collectively, the “Sales”) and to pay Accenture Finance or its affiliates certain other amounts.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

1.	Each Selling Shareholder hereby agrees to pay or cause to be paid to Accenture Finance or its designee 3.0% of the gross proceeds from his or her Sales.

2.	Each Selling Shareholder hereby agrees that any amounts owed by such Selling Shareholder hereunder may be withheld from any proceeds due to such Selling Shareholder in connection with the Sales. Each Selling Shareholder further agrees that Accenture Finance shall have the right, without further notice to the Selling Shareholder, to withhold or set off against any and all amounts owed, due or payable by Accenture Finance or any of its affiliates to the Selling Shareholder (including, without limitation, salary, bonus or similar payments), in any currency, for application against any amounts owed by the Selling Shareholder hereunder, to the extent such amounts have not previously been withheld from such proceeds.

3.	Each Selling Shareholder represents and warrants that this Agreement constitutes the legal, valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms.

4.	This Agreement may not be amended except by an instrument signed in writing by Accenture Finance and each Selling Shareholder directly adversely affected by such amendment or waived except by the party granting the waiver.

5.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6. (a)	Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution or interpretation of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce, except that the parties may select an arbitrator who is a national of the same country as one of the parties. If the parties to the dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)	Notwithstanding the provisions of clause (a) above, any party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this clause (b), each Selling Shareholder (i) expressly consents to the application of clause (c) of this paragraph 6 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and (iii) irrevocably appoints the general partner of Accenture SCA, c/o Accenture SCA, 1 rue Guillaume Kroll, L-1882, Luxembourg (or, if different, the then-current corporate seat of Accenture SCA) as such Selling Shareholder’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Selling Shareholder of any such service of process, shall be deemed in every respect effective service of process upon the Selling Shareholder in any such action or proceeding.

(c) (i)	EACH SELLING SHAREHOLDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, UNITED STATES FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF CLAUSE (B) OF THIS PARAGRAPH 6, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this clause (c) have a reasonable relation to this Agreement.

(ii)	The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in clause (c)(i) of this paragraph 6 and such parties agree not to plead or claim the same.

7.	If any provision of this Agreement is finally held to be invalid, illegal or unenforceable, the remaining terms and provisions hereof shall be unimpaired.

8.	Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

9.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one agreement.

IN WITNESS WHEREOF, the parties have duly executed or caused to be duly executed this Agreement as of the date first above written.

ACCENTURE FINANCE (GIBRALTAR) LIMITED

By:
Name:
Title:
EACH SELLING SHAREHOLDER LISTED ON ANNEX I
By:
Title:	Attorney-in-Fact

Annex I

Name of Selling Shareholder	Number of Class I Common Shares

Any questions and requests for assistance may be directed to our telephone numbers and address listed below. Additional copies of this tender offer or the shareholder communication or instructions also may be obtained from us.

Accenture Global Partner Matters Group

161 North Clark Street, 44th Floor

Chicago, IL 60601 USA

partner.equity.application@accenture.com

+1-(312) 693-0195

+1-(312) 693-1617

+1-(312) 693-7330

September 30, 2003